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                             AGREEMENT TO PURCHASE SHARES



     The Lincoln National Life Insurance Company ("LNL"), on its behalf and on behalf of Lincoln National Variable Annuity Account C (the "Variable Account"), and Lincoln National Capital Appreciation Fund, Inc. (the "Fund") hereby agree that shares of the Fund shall be made available to serve as an underlying investment medium for variable annuity contracts to be offered by LNL through the Variable Account subject to the following provisions:

     1. LNL represents and warrants that it is an insurance company duly organized and existing in good standing under Indiana law and that it has legally and validly established the Variable Account as permitted under Indiana law and has registered the Variable Account as permitted under Indiana law and has registered the Variable Account as a unit investment trust in accordance with the provisions of the Investment Company Act of 1940, as amended (the "1940 Act"), to serve as a segregated investment account for certain variable annuity contracts (the "Contracts"). LNL further represents and warrants that the Contracts will be registered under the Securities Act of 1933, as amended (the "1933 Act"), and the Contracts will be issued and sold in compliance with all applicable federal and state laws. The Contracts will provide for the allocation of net amounts received by LNL thereunder to separate divisions of the Variable Account designated as "sub-accounts" for investment in the shares of registered investment companies selected by LNL ("underlying funds"). The Fund will be an underlying fund for one of the sub-accounts.

     2.   Fund shares may be purchased and redeemed by LNL in accordance

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with the provisions of the then current prospectus of the Fund.  The Fund anticipates that it will make its shares available indefinitely for purchase by LNL hereunder, but the Fund reserves the right to suspend or terminate sales of its shares hereunder at any time or times when its Board of Directors makes a good faith determination that further sales would be to the detriment of current holders of Fund shares. Payment for Fund shares shall be made by LNL within five days after placement of the order for Fund shares. The Fund reserves the right to delay issuance or transfer of Fund shares and/or to delay the accrual and/or declaration of dividends in accordance with any policy set forth in its then current prospectus with respect to such shares until any payment check has cleared. If payment is not received by the Fund or an agent of the Fund within the five day period, the Fund may, without notice, cancel the order and require LNL to promptly reimburse the Fund for any loss suffered by the Fund resulting from such failure to make timely payment. The Fund represents and warrants that Fund shares sold hereunder shall be registered under the 1933 Act and duly authorized for issuance in accordance with Maryland law.

     3. LNL and its agents shall make no representation concerning the Fund or Fund shares except those contained in the then current prospectus of the Fund or in current printed sales literature of the Fund, or as otherwise approved by the Fund in writing.

     4. Administrative services to owners of and participants under Contracts shall be the responsibility of LNL and shall not be the responsibility of the Fund. The Fund will furnish LNL copies of its proxy material, reports to stockholders and other communications to stockholders in such quantities as LNL shall reasonably require for distribution to owners of or participants under the Contracts and LNL will distribute these materials to such owners or participants as required. LNL will vote

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Fund shares, to the extent required by law, in accordance with instructions received from Contract owners. LNL will vote Fund shares for which no instructions have been received in the same proportion as Fund shares for which instructions have been received from Contract owners. LNL and persons under its control will in no way recommend action in connection with the solicitation of proxies for Fund shares held in the Variable Account.


     5. The Fund shall amend the Registration Statement for its shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares and shall provide LNL with as many copies of its current prospectus as LNL may reasonably request.



     6. This Agreement may be terminated as to the issuance of Fund shares as follows:

          (a) at the option of LNL or the Fund upon 90 days' written notice to the other party;

          (b) at the option of LNL if Fund shares are not available for any reason to meet the requirements of the Contracts as determined by LNL; or

          (c) at the option of the Fund upon institution of any proceedings against LNL relating to the Variable Account or the issuance and sale of the Contracts, by the National Association of Securities Dealers, Inc., the Securities and Exchange Commission, the Indiana Insurance Commissioner or any other regulatory body.

     7. (a) LNL agrees to Fund and each of its directors of the Fund, as defined in the "Indemnified Parties") against liabilities (including amounts the written consent of LNL) or indemnify and hold harmless the who is not an "interested person" 1940 Act (collectively, the any losses, claims, damages, paid in settlement

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thereof with expenses or actions with respect thereto to which such Indemnified
Parties may become subject, under the federal securities laws or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements

          (i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement or prospectus of the Variable Account or contained in the Contracts or sales literature (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to an Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with written information furnished to LNL by such Indemnified Party expressly for use in the Registration Statement or prospectus for the Variable Account or the Contracts or sales literature (or any amendment or supplement);

         (ii) arise out of or as a result of conduct, statements, or representations (other than statements or representations contained in the prospectus of the Fund and sales literature not supplied by LNL) of LNL or persons under its control, with respect to the sale and distribution of the Contracts, or

        (iii) arise as a result of any failure by LNL to provide the services and furnish the materials set forth in paragraph four hereof.

     LNL will reimburse any legal or other expenses reasonably incurred by the Indemnified Parties in connection with investigating or defending any such loss, claim, damage, liability or action. This indemnity agreement is in addition to any liability which LNL may otherwise have.

          (b) Promptly after receipt by any of the Indemnified Parties of notice of the commencement of any action, or the making of any claim for which indemnity may apply under this paragraph, the Indemnified Parties will, if a claim in respect thereof is to be made against LNL, notify LNL of the commencement thereof; but the

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omission so to notify LNL will not relieve LNL from any liability which it may have to the Indemnified Parties otherwise than under this Agreement. In case any such action is brought against the Indemnified Parties, and LNL is notified of the commencement thereof, LNL will be entitled to participate therein and to assume the defense thereof, with counsel satisfactory to the party named in the action, and after notice from LNL to such party of LNL's election to assume the defense thereof, LNL will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.


     8. (a) The parties shall in good faith attempt to resolve any dispute arising out of or relating to this agreement promptly by negotiations between executives who have authority to settle the controversy. Either party may give the other party written notice of any dispute not resolved in the normal course of business. Within 20 days after delivery of that notice, executives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute. If the matter has not been resolved within 60 days of the disputing party's notice, or if the parties fail to meet within 20 days, either party may initiate mediation of the controversy or claim as provided in sub-paragraph (b) above. If a negotiator intends to be accompanied at a meeting by an attorney, the other negotiator shall be given at least three working days' notice of that intention and may also be accompanied by an attorney.

          (b) If the dispute has not been resolved by negotiation as provided herein, the parties shall endeavor to settle the dispute by mediation under the then current Center for Public Resources ("CPR") Model Procedure for Mediation of Business Disputes. The neutral third party will be selected from the CPR Panels of

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Neutrals.  If the parties encounter difficulty in agreeing on a neutral, they will seek the assistance of CPR in the selection process. All negotiations pursuant to subparagraphs (a) and (b) of this paragraph 8 are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence.

          (c) Any dispute arising out of or relating to this contract or the breach, termination or validity thereof, which has not been resolved by non-binding procedures as provided in sub-paragraphs (a) or (b) herein within 60 days of the initiation of those procedures shall be finally settled by arbitration conducted expeditiously in accordance with the CPR Rules for Non-Administered Arbitration of Business Disputes by a sole arbitrator; provided, however, that if one party has requested the other party to participate in a non-binding procedure and the other has failed to participate, the requesting party may initiate arbitration before expiration of the 60-day period set out just above. If within 45 days of the commencement of the process to select an arbitrator the parties cannot agree upon the arbitrator, then he or she will be selected from the CPR Panels of Neutrals. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sec. 1-16, and judgment upon the award rendered by the Arbitrator may be entered by any court having jurisdiction thereof. The place of arbitration shall be Fort Wayne, Indiana. The Arbitrator is not empowered to award damages in excess of compensatory damages.


     Executed and agreed to this 13th day of September, 1993.


                              THE LINCOLN NATIONAL LIFE
                              INSURANCE COMPANY


                              By ____________________________
                                   Robert A. Anker, President


                              LINCOLN NATIONAL CAPITAL
                              APPRECIATION FUND, INC.


                              By ____________________________
                                  Robert A. Nikels, President

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                                       ADDENDUM
                             (effective November 1, 1994)
                                        to the
                             AGREEMENT to PURCHASE SHARES
                            (effective September 23, 1993)
                                       between
                   THE LINCOLN NATIONAL LIFE INSURANCE COMPANY and
                   LINCOLN NATIONAL CAPITAL APPRECIATION FUND, INC.



The Agreement is hereby supplemented to include a new paragraph 9, which reads as follows:

     "9. a) LNL shall own and control all the pertinent records pertaining to the operation of Variable Account C under this Agreement; and b) LNL, during normal business hours, shall have the right to inspect, audit and copy all records pertaining to performance by the Fund of services for LNL under this Agreement."


                              THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

                              By: Robert A. Nikels


                              LINCOLN NATIONAL CAPITAL APPRECIATION FUND, INC.

                              By: Kelly D. Clevenger